Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2007 EARNINGS

May 10, 2007. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $850,000, or $.06 per share, on operating revenues of $24,423,000 for the first quarter of 2007. This compares to net income of $5,586,000, or $.37 per share, on operating revenues of $26,723,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the results of operations for the first quarter of 2007 were significantly impacted by $6,468,000 in curtailment and special termination benefit expenses associated with a voluntary early retirement incentive program, as discussed in more detail below. On an after tax basis, the curtailment and special termination benefit expenses had the impact of reducing the Company’s net income by $3,784,000, or $.25 per share.

Mr. Brown reported that operating revenues decreased $2,300,000, or 8.6%, during first quarter 2007 as compared to first quarter 2006. He noted that the decrease in revenues was attributable to several sources, including a $1,073,000 decrease in access revenues, mostly due to a decrease in overall access minutes of use on the Company’s network and unfavorable changes in the National Exchange Carrier Association average schedule formulas applicable to the Company’s Incumbent Local Exchange Carrier (ILEC), North Pittsburgh Telephone Company (NPTC). In addition, revenues were negatively impacted by a $489,000 decrease in toll revenues due to competitive pricing pressures experienced on the Company’s toll offerings, a $437,000 decrease in local dial tone revenues as a result of a decrease in the Company’s overall number of access lines, a $124,000 decrease in enhanced feature revenues primarily due to competitive pricing pressures and by a $79,000 decline in revenue generated from Primary Rate Interface circuits provisioned to Internet Service Providers.

Operating expenses for first quarter 2007 increased $6,082,000, or 31.4%, from the comparable prior year period. The increase in operating expenses was predominantly due to $6,468,000 of curtailment and special termination benefit expenses associated with the aforementioned voluntary early retirement incentive program that extended through March 31, 2007 at the Company’s NPTC subsidiary. Mr. Brown noted that the incentive program provided for an enhanced retirement benefit calculation and a supplement to the calculation to determine early retirement eligibility for qualifying employees who participate in NPTC’s defined benefit retirement plan (Pension Plan). In total, 40 employees elected to retire and receive the enhanced benefits, which resulted in $2,869,000 of special termination benefit expenses recorded upon the re-measurement of the Pension Plan. In addition, curtailment and special termination benefits expenses of $3,599,000 were recorded in association with the re-measurement of NPTC’s postretirement medical and life insurance plans; these charges primarily reflected the shift in the Company’s costs for these benefits from current operating expenses to obligations of the postretirement plans. Cash flows from operations were not impacted by these charges during the first quarter of 2007 because there were no cash severance or lump sum benefit options or enhancements associated with the voluntary early retirement incentive program. Mr. Brown reported that the Company estimates immediate ongoing annual cost savings of approximately $2,600,000 as a result of this program and corresponding reduction in personnel, with an ultimate annual cost savings of approximately $3,300,000 once fully phased-in. The difference between the immediate cost savings and the fully phased-in cost savings reflects the Company’s anticipation of incurring some costs for

North Pittsburgh Systems, Inc.

Reports First Quarter 2007 Earnings

temporary part-time help, outside contractors and overtime during a transition in which the Company restructures to absorb the workload associated with those 40 employees who retired as part of the voluntary early retirement incentive program.

Operating expenses for the first quarter of 2007 were also impacted by a $383,000 increase in depreciation expense associated with growth in the Company’s depreciable asset base, a $695,000 decrease in network and other operating expenses and a $74,000 decrease in state and local operating taxes. The decrease in network and other operating expenses was mainly due to an $800,000 reduction in the Company’s combined labor and benefit expenses during the first quarter of 2007 as a result of the restructuring of employee benefit plans and a decrease in the overall employee base.

Other income (net) for the first quarter of 2007 improved $279,000 from the prior year period due principally to a $193,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). In addition, the Company benefited from a $26,000 increase in interest earned from higher interest rates on invested cash and a $49,000 decrease in interest expense as a result of the Company’s continued debt reduction.

Turning to operations, Mr. Brown reported that as of March 31, 2007, the Company had a total of 61,546 access lines in its ILEC territory, 66,254 Competitive Local Exchange Carrier (CLEC) access line equivalents (including 42,855 access lines and 2,324 DSL subscribers) and a total of 16,260 DSL subscribers across all subsidiaries. He stated that with the introduction during 2006 of telephony competition from the two main cable companies whose service areas overlap the majority of the Company’s ILEC territory, ILEC access line losses have increased from their historical levels; the Company experienced an 11.0% decrease in access lines in its ILEC territory over the past twelve-month period ended March 31, 2007. On a sequential quarterly basis, the Company’s ILEC access line loss totaled 1,771 lines during the first quarter of 2007 as compared to 3,030 lines during the fourth quarter of 2006, which was the first full quarter in which the Company’s cable competitors had local number portability. Mr. Brown further noted that total CLEC access line equivalents and consolidated DSL subscribers had grown 7.3% and 9.5%, respectively, over that same twelve-month period ended March 31, 2007.

North Pittsburgh Systems, Inc. has total assets of $160 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

North Pittsburgh Systems, Inc.

Reports First Quarter 2007 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended March 31
	2007	2006
Operating revenues:
Local network services	$6,961	$7,671
Long distance and access services	14,053	15,553
Directory advertising, billing and other services	334	343
Other operating revenues	3,075	3,156

Total operating revenues	24,423	26,723

Operating expenses:
Network and other operating expenses (exclusive of depreciation and amortization shown separately below)	14,496	15,191
Depreciation and amortization	3,509	3,126
State and local taxes	1,004	1,078
Curtailment and special termination benefit expenses	6,468	—

Total operating expenses	25,477	19,395

Net operating income (loss)	(1,054)	7,328
Other income, net	2,539	2,260

Income before income taxes	1,485	9,588
Provision for income taxes	635	4,002

Net income	$850	$5,586

Weighted average common shares outstanding	15,005	15,005

Basic and diluted earnings per share	$.06	$.37

Dividends per share	$.20	$.19

	March 31 2007	Dec. 31 2006
Cash and temporary investments	$51,171	$49,518
Total assets	160,374	157,433
Total debt	17,741	18,512
Total shareholders’ equity	98,272	101,296